Exhibit 23.1



                      Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-3) and related Prospectus dated May 12, 2000 of Ashland Inc. and consolidated subsidiaries (Ashland), for the registration of 69,600 shares of its common stock, (i) of our report dated November 3, 1999, with respect to the consolidated financial statements and schedule of Ashland, and (ii) of our reports dated January 21, 2000 and March 14, 2000, with respect to the consolidated financial statements and schedule, respectively, of Arch Coal, Inc., included in Ashland's Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended September 30, 1999, filed with the Securities and Exchange Commission.



/s/ Ernst & Young LLP
Cincinnati, Ohio
May 10, 2000